                                                                      Exhibit 12


                         ARISTAR, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

The calculation of the Company's ratio of earnings to fixed charges as of the dates indicated is shown below:


                                                                                                        Three Months
                                                                                                           Ended
                                                       Year Ended December 31,                            March 31,
                                     ------------------------------------------------------------     --------------------

(Dollars in thousands)                 1992         1993         1994        1995          1996        1996        1997
                                       ----         ----         ----        ----          ----        ----        ----
Income from operations before
   income taxes and, in 1992,
   cumulative effect of a change
   in accounting principle           $ 88,440     $ 91,523     $101,311     $107,741     $ 99,518     $23,432     $18,025
                                     --------     --------     --------     --------     --------     -------     -------
Fixed charges:
   Interest and debt
   expense on all
   indebtedness                       103,425       98,600      102,224      114,917      120,758      28,919      31,829
                                     --------     --------     --------     --------     --------     -------     -------
Appropriate portion
   of rentals (33%)                     2,739        3,276        3,020        3,359        3,292         842         881
                                     --------     --------     --------     --------     --------     -------     -------
Total fixed charges                   106,164      101,876      105,244      118,276      124,050      29,761      32,710
                                     --------     --------     --------     --------     --------     -------     -------
Earnings available for
   fixed charges                     $194,604     $193,399     $206,555     $226,017     $223,568     $53,193     $50,735
                                     --------     --------     --------     --------     --------     -------     -------
Ratio of earnings to
   fixed charges                         1.83         1.90         1.96         1.91         1.80        1.79        1.55
                                     --------     --------     --------     --------     --------     -------     -------